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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                            Tyler Technologies, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   902252-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 19, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                 [ ] Rule 13d-1(b)
                                                              [X] Rule 13d-1(c)
                                                              [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

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                                  SCHEDULE 13G

-----------------------                                      -----------------
CUSIP No. - 902252-10-5                                      Page 2 of 7 Pages
-----------------------                                      -----------------

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  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        MSD Capital, L.P., a Delaware limited partnership
        74-2880190
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]
                                                                          (b)[X]

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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware
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                                  5    SOLE VOTING POWER
           NUMBER OF
                                         0
             SHARES               ----------------------------------------------
                                  6    SHARED VOTING POWER
          BENEFICIALLY
                                         2,928,523
            OWNED BY              ----------------------------------------------
                                  7    SOLE DISPOSITIVE POWER
              EACH

           REPORTING                     0
                                  ----------------------------------------------
             PERSON               8    SHARED DISPOSITIVE POWER

              WITH                       2,928,523
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,523
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G


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CUSIP No. - 902252-10-5                                      Page 3 of 7 Pages
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  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        MSD Torchlight, L.P., a Delaware limited partnership
        38-3655304
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
           NUMBER OF
                                         0
             SHARES               ----------------------------------------------
                                  6    SHARED VOTING POWER
          BENEFICIALLY
                                         2,928,523
            OWNED BY              ----------------------------------------------
                                  7    SOLE DISPOSITIVE POWER
              EACH

           REPORTING                     0
                                  ----------------------------------------------
             PERSON               8    SHARED DISPOSITIVE POWER

              WITH                       2,928,523
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,523
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

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                                                             Page 4 of 7 Pages
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Item 1(a)   Name of Issuer:

            Tyler Technologies, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            5949 Sherry Lane, Suite 1400
            Dallas, Texas 75225

Item 2(a)   Names of Persons Filing:

            MSD Capital, L.P.
            MSD Torchlight, L.P.

Item 2(b)   Addresses of Principal Business Offices:

            MSD Capital, L.P.
            645 Fifth Avenue, 21st Floor
            New York, New York 10022

            MSD Torchlight, L.P.
            645 Fifth Avenue, 21st Floor
            New York, New York 10022

Item 2(c)   Citizenship:

            MSD Capital, L.P. - Delaware
            MSD Torchlight, L.P. - Delaware

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e)   CUSIP Number:

            902252-10-5

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                                                       Page 5 of 7 Pages
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Item 3      Status of Persons Filing:

            (a) [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o);

            (b) [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e) [ ] An investment adviser in accordance with Section
                    240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4      Ownership:

            (a) As of August 29, 2003, MSD Torchlight, L.P., a Delaware limited partnership ("Torchlight"), was the record and beneficial owner of 2,928,523 shares (the "Shares") of Common Stock of Tyler Technologies, Inc. MSD Capital, L.P., a Delaware limited partnership ("MSD"), is the general partner of Torchlight, and therefore may be deemed to be the indirect beneficial owner of the Shares. MSD Capital Management LLC is the general partner of MSD.

            (b)    Percent of Class: 7.2%.

            (c)    Number of shares as to which the person has:

                   (i)   sole power to vote or to direct the vote:

                              0

                   (ii)  shared power to vote or to direct the vote:

                              MSD Capital, L.P. - 2,928,523
                              MSD Torchlight, L.P. - 2,928,523

                   (iii) sole power to dispose or to direct the disposition of:

                              0

                   (iv) shared power to dispose or to direct the disposition of:

                              MSD Capital, L.P. - 2,928,523
                              MSD Torchlight, L.P. - 2,928,523

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                                                             Page 6 of 7 Pages
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Item 5      Ownership of 5% or Less of a Class:

            Not applicable.

Item 6      Ownership of More than 5% on Behalf of Another Person:

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                             Page 7 of 7 Pages
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 29, 2003

                          MSD CAPITAL, L.P.

                          By: MSD Capital Management LLC, its general partner

                              By: /s/ Marc R. Lisker
                                  -------------------------------------------
                                  Marc R. Lisker
                                  General Counsel

                          MSD TORCHLIGHT, L.P.

                          By: MSD Capital, L.P., its general partner

                              By: /s/ Marc R. Lisker
                                  -------------------------------------------
                                  Marc R. Lisker
                                  General Counsel

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                                    EXHIBITS

  Exhibit A            Joint Filing Agreement, dated August 29, 2003, entered
                       into by and between MSD Capital, L.P. and MSD Torchlight, L.P.